Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release
215.299.6000
For Release: Immediate	fmc.com

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor contact: Curt Brooks +1.215.299.5899
Curt.Brooks@fmc.com

FMC Corporation announces 2024 fourth quarter and full year results, provides 2025 outlook

Fourth quarter results benefited from 7 percent sales growth and continued cost favorability; Company reported strong year of cash generation with over $1 billion improvement in Cash from Operations

Fourth Quarter 2024 Highlights
•Revenue of $1.22 billion, an increase of 7 percent versus Q4 2023 and up 12 percent organically1
•Consolidated GAAP net loss of $16 million, down 101 percent versus Q4 2023
•Adjusted EBITDA of $339 million, up 33 percent versus prior year, $3 million higher than guidance midpoint
•Consolidated GAAP loss of $0.13 per diluted share, down 101 percent versus Q4 2023
•Adjusted earnings of $1.79 per diluted share, up 67 percent versus Q4 2023
Full-Year 2024 Highlights
•Revenue of $4.25 billion lower by 5 percent versus prior year and down 3 percent organically1
•Consolidated GAAP net income of $342 million, down 74 percent versus 2023
•Adjusted EBITDA of $903 million, down 8 percent versus 2023
•Consolidated GAAP earnings of $2.72 per diluted share, down 74 percent versus 2023
•Adjusted earnings of $3.48 per diluted share, down 8 percent versus 2023
•Consolidated GAAP cash flow from operations of $737 million, an increase of $1.04 billion versus 2023
•Free cash flow of $614 million, an increase of $1.14 billion versus 2023
Full-Year 2025 Outlook2
•Revenue of $4.15 billion to $4.35 billion, essentially flat to prior year at the midpoint; growth of 3 percent, excluding the impact of the Global Specialty Solutions (GSS) business divestiture
•Adjusted EBITDA of $870 million to $950 million, an increase of 1 percent versus prior year at the midpoint and an increase of 4 percent excluding the impact from the GSS divestiture
•COGS tailwinds of $175 million to $200 million expected due to raw material deflation, favorable fixed cost absorption and further benefits from restructuring actions
•Adjusted earnings per diluted share of $3.26 to $3.70, flat at the midpoint to the prior year
•Free cash flow is forecasted to be $200 million to $400 million, reflecting a decline of 51 percent at the midpoint

Page 2/ FMC Corporation announces 2024 fourth quarter and full year results, provides 2025 outlook

PHILADELPHIA, February 4, 2025 – FMC Corporation (NYSE:FMC) today reported fourth quarter 2024 revenue of $1.22 billion, an increase of 7 percent versus fourth quarter 2023 as volume growth, mainly from the company’s growth portfolio3, more than offset FX headwinds and lower price. Excluding the impact of foreign currencies, organic revenue increased 12 percent year-over-year. On a GAAP basis, the company reported a loss of $0.13 per diluted share in the fourth quarter, down 101 percent versus fourth quarter 2023, due to significant one-time tax benefits recorded in the prior year largely driven by tax incentives granted to the company’s Swiss subsidiaries as well as higher valuation allowances on those benefits that were recorded in the fourth quarter of 2024. Adjusted earnings were $1.79 per diluted share, an increase of 67 percent versus fourth quarter 2023.
“We delivered solid sales and strong year-on-year adjusted EBITDA growth in the quarter,” said Pierre Brondeau, FMC chairman and chief executive officer. “While we saw a good increase in volume, the growth was below our expectations as we learned during the quarter that customers in many countries sought to hold significantly less inventory than they have historically. This dynamic, along with more pronounced FX impacts, acted as a headwind to further growth. Over seventy-five percent of our sales growth came from our growth portfolio. This, together with continued cost discipline, was a key factor in delivering a strong year-over-year increase in adjusted EBITDA, which was above our guidance midpoint.”
FMC revenue in the fourth quarter was driven by a 15 percent increase in volume with gains reported in multiple countries, most notably in the United States. An FX headwind of 5 percent was higher than anticipated mostly due to the Brazilian Real. Pricing declined by 3 percent, slightly better than expectations. Sales of products launched in the last five years increased 24 percent driven by higher sales of new active ingredients fluindapyr and Isoflex™ active.
Sales in North America improved 23 percent versus the prior year driven by higher volume. Latin America sales declined 10 percent but were up 2 percent excluding the currency impact. Volume growth in the region was partially offset by a low-single digit price decline. In Asia, fourth quarter revenue rose 10 percent versus prior year period due to higher volumes. Sales improved 13 percent excluding currency impacts. Higher volumes in EMEA led to sales growth of 18 percent, 21 percent excluding currency impacts. The Plant Health business improved by 33 percent versus the prior-year period.

Page 3/ FMC Corporation announces 2024 fourth quarter and full year results, provides 2025 outlook

FMC Revenue	Q4 2024	Full Year 2024
Total Revenue Change (GAAP)	7%	(5%)
Less FX Impact	(5%)	(2%)
Organic[1] Revenue Change (Non-GAAP)	12%	(3%)

Fourth quarter adjusted EBITDA of $339 million was 33 percent higher than prior-year period as higher volumes and favorable costs more than offset lower pricing and FX headwinds. Cost favorability included lower input costs as well as additional benefits from the company’s restructuring actions.
For the full year, FMC reported revenue of $4.25 billion, a decrease of 5 percent compared to 2023. Excluding the impact of FX, year-over-year sales declined 3 percent. Volume growth of 3 percent was more than offset by a 6 percent price decline and a 2 percent FX headwind. Higher volume was driven by the Company’s growth portfolio, and particularly the new active ingredients Isoflex™ and fluindapyr, which generated sales approaching $130 million.
On a GAAP basis, the company reported full-year net income of $342 million, down 74 percent versus the previous year due to one-time tax benefits reported in the prior year fourth quarter. Consolidated earnings of $2.72 per diluted share represents a year-over-year decrease of 74 percent. Full-year adjusted earnings were $3.48 per diluted share, a decrease of 8 percent compared to 2023.
On a GAAP basis, cash flow from operations was $737 million, an increase of $1.04 billion versus 2023, primarily due to rebuilding of payables and a reduction in inventory. Free cash flow in 2024 was $614 million, an increase of $1.14 billion versus 2023, primarily due to increased cash from operations.
Full Year 2025 Outlook2
Full year 2025 revenue is forecasted to be in the range of $4.15 billion to $4.35 billion, essentially flat at the midpoint and an increase of 3 percent after adjusting for approximately $110 million of lost sales from divestiture of the GSS business. Volume is expected to improve as increases in growth portfolio sales more than offset weaker demand in the channel as customers in many countries prioritize holding lower-than-historical levels of inventory. Price is expected to decline in the low-to-mid-single digits with the vast majority driven by price adjustments in certain “cost-plus” contracts with certain diamide partners as a result of lower manufacturing costs. FX is expected to be a low-to-mid-single digit headwind.

Page 4/ FMC Corporation announces 2024 fourth quarter and full year results, provides 2025 outlook

Full-year adjusted EBITDA is expected to be between $870 million and $950 million, an increase of 1 percent to prior year at the midpoint and up 4 percent after adjusting for approximately $25 million of lost EBITDA from the GSS sale. Favorable COGS of $175 million to $200 million and a modest volume gain are expected to be mostly offset by lower price, an approximately $65 million to $75 million FX headwind, and an increase in selling costs as the company invests in new routes to market. The range for 2025 adjusted EPS is expected to be $3.26 to $3.70 per diluted share, flat to the prior year at the midpoint. Full-year free cash flow is expected to be $200 million to $400 million, a decline of $314 million versus 2024 at the midpoint as the free cash flow conversion normalizes following the outsized recovery in 2024.
First Quarter 2025 Outlook2
First quarter revenue is expected to be in the range of $750 million to $800 million, a 16 percent decline at the midpoint compared to first quarter 2024. Volume is expected to be lower as customers in many countries continue to reduce inventory and purchases are made cautiously by retailers and growers in an environment of lower commodity prices. Price is expected to be a mid-to-high-single digit headwind, primarily due to the contract adjustments to certain diamide partners. FX is forecasted to be a mid-single digit headwind. Adjusted EBITDA is expected to be in the range of $105 million to $125 million, a decline of 28 percent at the midpoint versus the prior-year period as lower price and FX headwinds are partially offset by lower costs mainly in COGS. Adjusted EPS is expected to be in the range of $0.05 to $0.15, representing a decline of 72 percent at the midpoint versus first quarter 2024 caused by the reduction in adjusted EBITDA.

	Full Year 2025 Outlook[2]	Q1 2025 Outlook[2]
Revenue	$4.15 billion to $4.35 billion	$750 million to $800 million
Growth at midpoint vs. 2024*	0%	-16%
Adjusted EBITDA	$870 million to $950 million	$105 million to $125 million
Growth at midpoint vs. 2024*	1%	-28%
Adjusted EPS^	$3.26 to $3.70	$0.05 to $0.15
Growth at midpoint vs. 2024*	0%	-72%
^Adjusted EPS estimates assume 125.6 million diluted shares for full year and 125.6 million diluted shares for Q1. Outlook for Adjusted EPS and WADSO does not include the impact of any share repurchases that may take place in 2025.

*Percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Page 5/ FMC Corporation announces 2024 fourth quarter and full year results, provides 2025 outlook

Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for today’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. FMC, the FMC logo, Cyazypyr, Dodhylex and Isoflex are trademarks of FMC Corporation or an affiliate.
About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers and crop advisers to address their toughest challenges economically while protecting the environment. FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in presentations, reports or letters to FMC stockholders.

In some cases, FMC has identified these forward-looking statements by such words or phrases as “outlook”, "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 (the "2023 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2023 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. .

Page 6/ FMC Corporation announces 2024 fourth quarter and full year results, provides 2025 outlook

We specifically decline to undertake any obligation, and specifically disclaim any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.

(1)Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
(2)Although we provide forecasts for adjusted earnings per share, adjusted EBITDA, and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
(3)Growth portfolio is defined as the group of platforms or products for which the base molecules are data or IP protected. Cyazapyr®, new active ingredients including fluindapyr, Isoflex™, Dodhylex™ and rimisoxafen, and the Plant Health portfolio constitute the FMC growth portfolio.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Revenue	$1,224.3	$1,146.1	$4,246.1	$4,486.8
Costs of sales and services	699.6	710.4	2,597.2	2,655.8
Gross margin	$524.7	$435.7	$1,648.9	$1,831.0
Selling, general and administrative expenses	$156.7	$171.5	$644.6	$734.3
Research and development expenses	72.2	81.8	278.0	328.8
Restructuring and other charges (income)	61.2	164.3	219.8	212.3
Total costs and expenses	$989.7	$1,128.0	$3,739.6	$3,931.2
Income (loss) from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$234.6	$18.1	$506.5	$555.6
Non-operating pension and postretirement charges (income)	5.3	4.8	18.2	18.2
Interest expense, net	51.8	56.7	235.8	237.2
Income (loss) from continuing operations before income taxes	$177.5	$(43.4)	$252.5	$300.2
Provision (benefit) for income taxes	148.0	(1,197.0)	(150.9)	(1,119.3)
Income (loss) from continuing operations	$29.5	$1,153.6	$403.4	$1,419.5
Discontinued operations, net of income taxes	(45.6)	(57.2)	(61.8)	(98.5)
Net income (loss)	$(16.1)	$1,096.4	$341.6	$1,321.0
Less: Net income (loss) attributable to noncontrolling interests	0.2	(2.1)	0.5	(0.5)
Net income (loss) attributable to FMC stockholders	$(16.3)	$1,098.5	$341.1	$1,321.5
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$29.3	$1,155.7	$402.9	$1,420.0
Discontinued operations, net of tax	(45.6)	(57.2)	(61.8)	(98.5)
Net income (loss)	$(16.3)	$1,098.5	$341.1	$1,321.5
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.23	$9.23	$3.22	$11.34
Discontinued operations	(0.36)	(0.46)	(0.49)	(0.79)
Basic earnings per common share	$(0.13)	$8.77	$2.73	$10.55
Average number of shares outstanding used in basic earnings per share computations	125.0	124.9	125.0	125.1
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.23	$9.23	$3.21	$11.31
Discontinued operations	(0.36)	(0.46)	(0.49)	(0.78)
Diluted earnings per common share	$(0.13)	$8.77	$2.72	$10.53
Average number of shares outstanding used in diluted earnings per share computations	125.5	125.2	125.4	125.5

Other Data:
Capital additions and other investing activities	$20.1	$27.1	$71.6	$143.7
Depreciation and amortization expense	43.1	45.9	176.3	184.3

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Net income (loss) attributable to FMC stockholders (GAAP)	$(16.3)	$1,098.5	$341.1	$1,321.5
Corporate special charges (income):
Restructuring and other charges (income) (a)	61.2	190.1	219.8	238.1
Non-operating pension and postretirement charges (income) (b)	5.3	4.8	18.2	18.2
Income tax expense (benefit) on Corporate special charges (income) (c)	(8.7)	(24.3)	(37.1)	(32.8)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	—	—	—	(1.6)
Discontinued operations attributable to FMC stockholders, net of income taxes (d)	45.6	57.2	61.8	98.5
Tax adjustment (e)	137.5	(1,192.9)	(167.5)	(1,167.4)
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$224.6	$133.4	$436.3	$474.5

Diluted earnings per common share (GAAP)	$(0.13)	$8.77	$2.72	$10.53
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.49	1.52	1.75	1.90
Non-operating pension and postretirement charges (income)	0.04	0.04	0.15	0.15
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.07)	(0.19)	(0.30)	(0.26)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income) per diluted share	—	—	—	(0.02)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.36	0.46	0.49	0.78
Tax adjustments per diluted share	1.10	(9.53)	(1.33)	(9.30)
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.79	$1.07	$3.48	$3.78

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	125.5	125.2	125.4	125.5
____________________
(1)Referred to as Adjusted earnings. The Company believes that Adjusted earnings, a Non-GAAP financial measure, and its presentation on a per share basis, provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(a)Three Months Ended December 31, 2024:
Restructuring and other charges (income) includes restructuring charges of $169.8 million primarily related to the previously announced global restructuring plan, referred to as "Project Focus." As part of the continued evaluation of our supply chain footprint in connection with Project Focus, we incurred contract abandonment charges of $132.1 million during the fourth quarter of 2024. We anticipate significant savings from abandoning this contract primarily in the form of the ability to purchase from significantly lower cost suppliers. Charges incurred related to Project Focus also consist of $11.3 million of severance and employee separation costs, $6.9 million of professional service provider costs and other miscellaneous charges, $13.2 million of asset impairment charges, and accelerated depreciation of $6.1 million on assets identified for disposal in connection with the restructuring initiative. Other charges (income) of $(108.6) million includes a $180.3 million gain, net of fourth quarter incurred transaction costs, from the sale of Global Specialty Solutions ("GSS") business, which was completed on November 1, 2024. The divestiture of GSS, which includes a line of products that serve a diverse mix of non-crop markets such as golf courses, professional sports stadiums and pest control, is a key step in FMC's strategic plan to focus solely on innovating products and services for the global crop protection market. The gain from the GSS sale was partially offset by $60.9 million of charges associated with our environmental sites and $10.8 million of other miscellaneous charges.
Three Months Ended December 31, 2023:
Restructuring and other charges (income) includes $40.1 million of severance and employee separation costs and $5.4 million of provider costs associated with the Project Focus restructuring initiative. Additionally, we incurred $89.2 million in currency related charges primarily driven by the significant devaluation actions taken by the Argentine Government during the fourth quarter of 2023. We recognized $25.8 million of currency related charges from these events within our "Cost of Sales and Services" line item on our Consolidated Statements of Income (Loss). Finally, we incurred $52.6 million in environmental charges associated with remediation activities and other miscellaneous charges of $2.8 million.
Twelve Months Ended December 31, 2024:
Restructuring and other charges (income) includes restructuring charges of $303.0 million primarily related to Project Focus. We incurred $132.1 million of contract abandonment charges as a result of the continued evaluation of our supply chain footprint during the fourth quarter of 2024 and $53.3 million of non-cash asset write off charges resulting from the contract termination with one of our third-party manufacturers during the second quarter of 2024. Charges incurred in connection with Project Focus also consist of $55.8 million of severance and employee separation costs, including costs associated with the CEO transition, $31.0 million of professional service provider costs and other miscellaneous charges, accelerated depreciation of $20.5 million on assets identified for disposal in connection with the restructuring initiative and $13.2 million of asset impairment charges. These Project Focus restructuring charges were partially offset by a $3.1 million gain recognized on the disposition of a previously closed manufacturing site. Other charges (income) of $(83.2) million is comprised of a gain, net of full year incurred transaction costs, of $174.4 million from the sale of our GSS business, which was completed during the fourth quarter of 2024 as noted above. The gain from the GSS sale was partially offset by $74.7 million of charges associated with our environmental sites and $16.5 million of other miscellaneous charges.
Twelve Months Ended December 31, 2023:
Restructuring and other charges (income) includes $40.1 million of severance and employee separation costs and $5.4 million of provider costs associated with the Project Focus restructuring initiative. Other restructuring costs of $8.7 million relate to employee separation and asset impairment costs incurred as part of various ongoing initiatives. These restructuring charges were offset by a $5.8 million gain recognized on the disposition of land related to a previously closed manufacturing facility. We incurred $101.0 million in currency related charges primarily driven by the significant devaluation actions taken by the Argentine Government during the fourth quarter of 2023 as well as similar devaluation actions in Pakistan and Argentina during previous quarters of 2023. Other charges (income) also includes $13.0 million in charges primarily resulting from the third quarter acquisition of in-process research and development assets that do not meet the criteria for capitalization. Additionally, we incurred $66.9 million in environmental charges associated with remediation activities and other miscellaneous charges of $8.8 million.
(b)Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(d)Discontinued operations for all periods presented includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities. Discontinued operations for the twelve months ended December 31, 2024 includes cash proceeds, net of fees of $18.0 million received as the result of an insurance settlement for retained legal reserves.

(e)We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; unusual or infrequently occurring items; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
Tax adjustments:
Revisions to valuation allowances of historical deferred tax assets	—	(223.5)	(1.6)	(223.5)
Net impact of Switzerland tax incentives	122.3	(830.8)	(153.9)	(830.8)
Foreign currency remeasurement and other discrete items	15.2	(138.6)	(12.0)	(113.1)
Total Non-GAAP tax adjustments	$137.5	$(1,192.9)	$(167.5)	$(1,167.4)
2024 Impacts
In connection with our plans to establish a global technology and innovation center in Switzerland, we initiated changes to our corporate entity structure, including intra-entity transfers of certain intellectual property, during the second quarter of 2024. As a result, we recorded a net tax benefit of approximately $300 million in the twelve months ended December 31, 2024. This benefit, net of valuation allowance, was primarily a result of the recognition of a step-up in tax basis to the fair value of the transferred intellectual property by the Company’s Swiss subsidiary. In addition, local tax impacts associated with the disposition of the transferred intellectual property were recorded as well as an increase in our valuation allowance associated with Swiss nonrefundable tax credits as a result of indirect effects of the transferred intellectual property. During the fourth quarter of 2024, the Company recorded additional valuation allowances of approximately $120 million related to updated projections of future earnings associated with the Swiss tax incentive deferred tax benefits noted below.
2023 Impacts
During the three months ended December 31, 2023, the Company’s Swiss subsidiaries were granted ten-year tax incentives effective for 2023 and retroactively for 2021 and 2022. The tax incentives were awarded for the Company’s commitment to invest in additional headcount and transfer significant intellectual property as well as establishing a new global technology and innovation center in Switzerland. Deferred tax benefits of $1,149 million and related valuation allowances of $318 million were recorded during the three months ended December 31, 2023 to reflect the net estimated future reductions in tax of $831 million associated with the incentives.
Historically, FMC’s Brazil valuation allowance position was based on long-standing local transfer pricing rules, as well as certain material favorable permanent statutory tax deductions available to FMC Brazil as part of local tax law. During the three months ended December 31, 2023, the Company released its FMC Brazil valuation allowance and recorded a tax benefit of $223 million as a result of the Brazilian Government enacting a new tax law that significantly limits FMC Brazil’s ability to benefit in the future from the material favorable permanent statutory tax deductions previously available as part of local tax law.
Subsequent Event - 2025
In January of 2025, the Organization for Economic Co-operation and Development ("OECD") issued administrative guidance on the Global Anti-Base Erosion Model (GLOBE) rules that clarify how certain rules are to be interpreted. This administrative guidance includes changes to certain tax credits and other tax benefits that arose from governmental arrangements granted after November 2021. It has been concluded that this new administrative guidance is part of Swiss tax law when issued and is retro-active. FMC’s non-refundable tax credits which were granted in 2023 to our Swiss subsidiaries are impacted by this new guidance. The tax credits were previously grandfathered in for full use under the GLOBE rules. FMC is currently evaluating the impacts of this on its financial statements.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES,
DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
Net income (loss) (GAAP)	$(16.1)	$1,096.4	$341.6	$1,321.0
Restructuring and other charges (income) (2)	61.2	190.1	219.8	238.1
Non-operating pension and postretirement charges (income)	5.3	4.8	18.2	18.2
Discontinued operations, net of income taxes	45.6	57.2	61.8	98.5
Interest expense, net	51.8	56.7	235.8	237.2
Depreciation and amortization	43.1	45.9	176.3	184.3
Provision (benefit) for income taxes	148.0	(1,197.0)	(150.9)	(1,119.3)
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$338.9	$254.1	$902.6	$978.0
___________________
(1)Referred to as Adjusted EBITDA. Defined as operating profit excluding corporate special charges (income) and depreciation and amortization expense.
(2)The three and twelve months ended December 31, 2023 includes $25.8 million of charges recorded to "Cost of Sales and services" on the consolidated statements of income (loss) as well as $164.3 million and $212.3 million, respectively, shown as Restructuring and other charges (income) on the consolidated statements of income (loss).

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
Cash provided (required) by operating activities of continuing operations (GAAP)(1)	$427.9	$317.9	$736.7	$(300.3)

Capital expenditures	$(21.6)	$(25.1)	$(67.9)	$(133.9)
Other investing activities	1.5	(2.0)	(3.7)	(9.8)
Proceeds from land disposition	—	—	—	5.8
Capital additions and other investing activities	$(20.1)	$(27.1)	$(71.6)	$(137.9)

Cash provided (required) by operating activities of discontinued operations	$(28.4)	$(25.1)	$(65.6)	$(86.1)
Divestiture transaction costs (2)	9.4	—	14.0	—
Free cash flow (Non-GAAP) (3)	$388.8	$265.7	$613.5	$(524.3)
___________________
(1)Includes cash payments made in connection with our Project Focus transformation program of $16.3 million and $106.2 million for the three and twelve months ended December 31, 2024, respectively. The three and twelve months ended December 31, 2023 includes Project Focus cash payments of $2.4 million.
(2)Represents transactional-related costs such as legal and professional third-party fees associated with the sale of our Global Specialty Solutions ("GSS") business. Proceeds from the sale of our GSS business are excluded from free cash flow. Therefore, we have also excluded the related transaction costs from free cash flow.
(3)Free cash flow is defined as cash provided (required) by operating activities of continuing operations (GAAP) adjusted for spending for capital additions and other investing activities as well as cash provided (required) by discontinued operations and divestiture transaction costs associated with the sale of our GSS business. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts to evaluate the cash generated by routine business operations including to assess our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended December 31, 2024 vs. 2023	Twelve Months Ended December 31, 2024 vs. 2023
Total Revenue Change (GAAP)	7%	(5)%
Less: Foreign Currency Impact	(5)%	(2)%
Organic Revenue Change (Non-GAAP)	12%	(3)%
___________________
(1)We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO
FMC STOCKHOLDERS (GAAP) TO RETURN ON INVESTED CAPITAL ("ROIC")
NUMERATOR (NON-GAAP) AND ROIC (USING NON-GAAP NUMERATOR)(1)
(Unaudited)

	Twelve Months Ended
	December 31, 2024
Net income (loss) attributable to FMC stockholders (GAAP)	$341.1
Interest expense, net, net of income taxes	210.1
Corporate special charges (income)	238.0
Income tax expense (benefit) on Corporate special charges (income)	(37.1)
Discontinued operations attributable to FMC stockholders, net of income taxes	61.8
Tax adjustments	(167.5)
ROIC numerator (Non-GAAP)	$646.4

	December 31, 2024	December 31, 2023
Total debt	$3,365.3	$3,957.6
Total FMC stockholders’ equity	4,487.5	4,410.9
Total debt and FMC stockholders' equity (GAAP)	$7,852.8	$8,368.5
ROIC denominator (2 yr average total debt and FMC stockholders' equity)	$8,110.7
ROIC (using Net income (loss) attributable to FMC stockholders (GAAP) as numerator)	4.21%
ROIC (using Non-GAAP numerator)	7.97%
___________________
(1)We believe ROIC provides management and investors with useful supplemental information regarding our utilization of capital provided by both equity and debt as well as our working capital and free cash flow management.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$357.3	$302.4
Trade receivables, net of allowance of $39.4 in 2024 and $29.1 in 2023	2,903.2	2,703.2
Inventories	1,201.6	1,724.6
Prepaid and other current assets	496.2	398.9
Total current assets	$4,958.3	$5,129.1
Property, plant and equipment, net	849.7	892.5
Goodwill	1,507.0	1,593.6
Other intangibles, net	2,360.7	2,465.1
Deferred income taxes	1,523.8	1,336.6
Other long-term assets	453.8	509.3
Total assets	$11,653.3	$11,926.2
Short-term debt and current portion of long-term debt	$337.4	$934.0
Accounts payable, trade and other	768.5	602.4
Advanced payments from customers	453.8	482.1
Accrued and other liabilities	755.2	684.8
Accrued customer rebates	489.9	480.9
Guarantees of vendor financing	85.5	69.6
Accrued pensions and other postretirement benefits, current	6.4	6.4
Income taxes	122.5	124.4
Total current liabilities	$3,019.2	$3,384.6
Long-term debt, less current portion	$3,027.9	$3,023.6
Long-term liabilities	1,097.4	1,084.6
Equity	4,508.8	4,433.4
Total liabilities and equity	$11,653.3	$11,926.2

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In millions)	2024	2023
Cash provided (required) by operating activities of continuing operations	$736.7	$(300.3)

Cash provided (required) by operating activities of discontinued operations	(65.6)	(86.1)

Cash provided (required) by investing activities of continuing operations	263.6	(154.4)

Cash provided (required) by financing activities of continuing operations	(870.1)	331.5

Effect of exchange rate changes on cash	(9.7)	(60.3)

Increase (decrease) in cash and cash equivalents	$54.9	$(269.6)

Cash and cash equivalents, beginning of period	302.4	572.0

Cash and cash equivalents, end of period	$357.3	$302.4